June 27, 2013

Mr. Raj Jain

Director of Finance

Innodata Inc.

3 University Plaza

Hackensack, NJ 07601

Dear Mr. Jain:

We are pleased to advise you that based upon your annual financial statements for the fiscal year December 31, 2012, JPMorgan Chase Bank, N.A. (the "Bank") has approved your request for a secured uncommitted line of credit in the aggregate amount of $15,000,000.00. Our officers may, at their discretion, make short term loans to Innodata Inc. on such terms as are mutually agreed upon between us from time to time.

Borrowings under this line are intended to be used to meet your normal short term working capital needs and will bear interest at such rates as shall be mutually agreed upon by each of us from time to time.

The availability of credit under this line is subject to a borrowing base, less the then outstanding aggregate amount under the line of credit. If at any time the credit outstanding under the line of credit exceeds the net availability pursuant to most recent borrowing base certificate submitted by you to the Bank, you will be required to eliminate such excess immediately in accordance with the note executed in connection herewith. Currently, the borrowing base is calculated in accordance with the computation contained in the borrowing base certificate. The components of the borrowing base, including advance rates, dollar limits and eligibility criteria as set forth in the borrowing base certificate are subject to change at any time and from time to time by the Bank in its sole and absolute discretion. Accordingly, since the line is an uncommitted credit facility, the Bank may, in its sole and absolute discretion, decline to extend any credit when requested even if availability exists pursuant to the borrowing base certificate.

This line will carry an administrative fee of Ten Thousand and 00/100 Dollars ($10,000.00) payable upon the execution and delivery to the Bank of the Advised Line of Credit Note evidencing your liabilities to the Bank under this line. As this line is not a commitment, all extensions of credit are at our sole discretion and subject to, among other things, your execution and delivery of such documentation as the Bank deems appropriate, including, without limitation, the Note Modification Agreement which extends the maturity date of the Advised Line of Credit Note dated June 25, 2012 to June 30, 2014, and the receipt and continuing satisfaction with current financial information, which information will be furnished to the Bank as it may from time to time reasonably request, and our continuing satisfaction with your financial condition, business affairs and prospects. This line expires on June 30, 2014.

We are pleased to be of service and trust you will call upon us to assist in any of your banking requirements.

Very truly yours,

JPMorgan Chase Bank, N.A.

By:	/s/ Gail Hoerman-Bivona
Gail Hoerman-Bivona, Authorized Officer

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